Exhibit 10.1

May 23, 2018

Mr. Jeff Storey President and Chief Operating Officer CenturyLink, Inc.

Re:	Amended and Restated Offer of Employment

Dear Jeff:

We are very pleased to welcome you as the new President and Chief Executive Officer of CenturyLink, Inc. (“CenturyLink” or the “Company”). This offer letter (this “Revised Letter”) contains important information about the terms and conditions of our offer of employment as President and Chief Executive Officer and, effective May 23, 2018 (the “Promotion Date”), amends, restates, and supersedes the terms and conditions of your original offer letter, which was dated June 1, 2017 (the “Original Letter”). Please carefully review this Revised Letter, the CenturyLink, Inc. Executive Severance Plan (the “CTL Executive Plan”) and any other applicable plans or agreements. Also, please feel free to consult with your advisors and attorneys, and ask me any questions you may have.

1.    Position Title and Responsibilities. Your job title will be President and Chief Executive Officer (together, “CEO”), effective on the Promotion Date. In addition to your service as CEO, you will continue to serve on the CenturyLink Board of Directors (the “Board”) and CenturyLink will include you in the slate of directors for re-election for so long as you serve as CEO of CenturyLink. As CEO, you will be the senior-most executive employee and officer of the Company, reporting only to the full Board, and with all the duties, powers and authority customarily attendant to such position, subject to the oversight of the full Board as provided in CenturyLink’s by-laws.

2.    Position Location. Your principal work location will be Broomfield, Colorado. The Company’s headquarters and many of its senior leaders currently remain located in Monroe, Louisiana. As such, you acknowledge that effective performance of your job as CEO will require you to be in the location of the Company’s headquarters with considerable frequency and you agree to be at that location when and as reasonably needed. The parties acknowledge and agree that travel to and from the Company’s headquarters, as well as suitable temporary housing or hotel occupancy, will be reimbursable business travel, and any use of corporate aircraft for such travel will not be considered personal usage.

3.    Annual Base Salary: $1,800,000 per year, effective on the Promotion Date (as in effect from time to time, the “Base Salary”). Your Base Salary will be reviewed annually by the Human Resources and Compensation Committee of the Board (the “Committee”) for potential increases but it may not be decreased except by mutual written agreement. For 2018, your annual salary will be pro-rated based on the number of days during the year in which each of the Original Letter and this Revised Letter was in effect.

4.    Annual Target Short-Term Incentive (“STI”): annual target STI opportunity of 200% of Base Salary ($3,600,000), effective on the Promotion Date, which will be granted under, and subject to the terms and conditions of, the CenturyLink Short-Term Incentive Plan (the “STI Plan”). As described in the STI Plan, your actual STI payout for a given year could be higher or lower than your annual target STI (ranging between 0-200% of target), depending on the attainment of applicable individual and corporate performance measurements as established for a given year by the Committee. Your annual target STI opportunity will be reviewed annually by the Committee for potential increases but it may not be decreased except by mutual written agreement. For 2018, your annual STI target opportunity will be pro-rated based on the number of days during the year in which each of the Original Letter and this Revised Letter was in effect.

Mr. Jeff Storey

5.    Aircraft Use. During your employment as CEO, CenturyLink will provide corporate aircraft for your personal and business use. You and the Company agree that your personal usage of the aircraft will be permitted only if the aircraft is available and not needed for superseding business purposes. Further, you agree that the incremental cost to the Company of your personal usage of Company aircraft will not exceed $250,000 in a single calendar year.

6.    Long-Term Incentive Awards (“LTI”). You will be eligible to receive long-term incentive compensation under the CenturyLink LTI Program (the “LTI Program”) as described in this Section 6. Grants made to you under the LTI Program will be expressed as a fixed dollar amount, which is then converted to a number of shares using the same methodology as is applicable to LTI grants to other senior executives of CenturyLink (per Company policy, the current method is to divide the target value by the volume-weighted average closing price of a share of CenturyLink common stock over the 15-trading day period ending five trading days prior to the grant date, rounding to the nearest whole share). The Committee administers the LTI Program and has discretion over LTI Program design and awards. It may elect to grant LTI awards using any equity vehicle permissible under the CenturyLink, Inc. 2018 Equity Incentive Plan or a successor equity plan of the Company (the “Equity Plan”), with such awards subject to time-based or performance-based vesting conditions or a combination of the two. Actual LTI awards and payouts may be more or less than target LTI grant values. Except as otherwise provided in this Revised Letter, LTI awards are subject to the terms and conditions set forth in the Equity Plan and the applicable award agreements. Except as provided in Sections 7 or 8 or as otherwise provided in the applicable award agreement, termination of employment for any reason will result in forfeiture of all unvested LTI awards.

a.    Annual Target Long-Term Incentive (“LTI”): annual target LTI opportunity of 700% of Base Salary ($12,600,000). You will be eligible for annual LTI grants beginning with the fiscal 2018 annual grant cycle, at LTI grant amounts and terms approved by the Committee; provided, however, that the Company agrees that each such annual LTI grant (i) will have a grant date target value of no less than $12,600,000, (ii) will have a maximum three-year service vesting schedule, (iii) with respect to performance-based awards, will have a maximum three-year performance cycle, (iv) will be 60% performance-based and 40% time-based, and (v) will be subject to accelerated vesting as provided in Sections 7 and 8 below (each, an “Annual LTI Grant”). The target value of your Annual LTI Grant will be reviewed annually by the Committee for potential increases but it may not be decreased except by mutual written agreement. For fiscal 2018, effective on May 24, 2018 (the “Grant Date”), you will receive an Annual LTI Grant with a grant date value of $12,600,000 (the “2018 LTI Grant”). Your 2018 LTI Grant will have the same terms and conditions as the annual LTI grants awarded to other members of the senior leadership team on February 21, 2018 (including both performance- and time-based portions, with the opportunity to earn between 0-200% of target on the performance-based portion), with the following exceptions: (x) your 2018 LTI Grant will be in the form of restricted stock units (“RSUs”) instead of shares of restricted stock, (y) in lieu of dividends, you will be granted dividend equivalent rights that will accrue and vest or be forfeited in tandem with the related RSUs, and (z) the time-based portion will vest in equal installments on each of the first three anniversaries of the Grant Date.

b.    One-time Promotion Grant of $7,400,000. In connection with your promotion to CEO, you will receive a one-time LTI award with a grant date target value of $7,400,000 (the “Promotion Grant”), which will be granted to you on the Grant Date in the form of shares of restricted stock granted under the Equity Plan. The Promotion Grant will consist of 60% performance-based restricted shares (“PBRS”) and 40% time-based restricted shares. Dividends will accrue and vest or be forfeited in tandem with the related restricted shares.

Mr. Jeff Storey

i.    The PBRS portion of the Promotion Grant will vest in one installment on the third anniversary of the Grant Date, subject to your continued employment through such date (except as provided in Section 7 below), with the number of shares earned ranging between 0-200% of target PBRS, depending on the Company’s performance against specified performance metrics. As described in greater detail in the applicable award agreement, the number of shares earned on the PBRS portion of the Promotion Grant will be determined using a two-step process: (1) you may earn between 0-100% of target PBRS based on cumulative adjusted EBITDA results for the three-year period 2018-2020 (payout may range between 50% of target PBRS at threshold performance (98% of target performance goal) up to 100% of target PBRS at target performance) and (2) provided that target performance is met or exceeded under step (1), you may earn above target (up to a maximum 200% of target PBRS) based on the Company’s relative TSR performance over the same period (payout will range from 100% of target PBRS at 50th percentile to 200% of target PBRS at 75th percentile or higher) against the performance of a peer group of 16 companies in the telecommunications industry as identified and mutually agreed by you and the Company. To the extent necessary to ensure compliance with terms and conditions of the Equity Plan, a portion of the upside of the PBRS portion of the Promotion Grant may be treated as cash-settled restricted stock units with dividend equivalent rights.

ii.    The time-based portion of the Promotion Grant will vest in three equal installments on the first three anniversaries of the Grant Date, subject to continued employment through the applicable vesting date (except as otherwise provided in Section 7 below).

7.    Effect of Qualifying Separation on LTI Awards.

a.    In the event of a “Qualifying Separation” (as defined below), (i) the vesting of any of your outstanding, unvested time-based LTI awards will be accelerated as of your separation date and, to the extent permitted by Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the “Code” and such section, “Section 409A”), payment or settlement of the award will be accelerated to your separation date (or six months after such date, if required by Section 409A) and (ii) with respect to your outstanding, unvested performance-based LTI awards, (1) if the termination is due to your death, vesting of the award will be accelerated as of your termination date, with performance deemed achieved at target levels or (2) for all other Qualifying Separations, these awards will remain outstanding subject to their original payout schedule and performance conditions (including possible payout of between 0-200% of target based on actual performance as measured against the applicable performance metrics). You agree and acknowledge that, as provided in the applicable award agreement, your right to accelerated vesting as provided in this Section 7(a), whether triggered by termination under Section 7(b) or Section 8, is contingent upon your execution of a binding general release of claims against the Company on its standard form of release (except in the event of termination due to death or, if waived by the Committee in its discretion, a Disability).

b.    A “Qualifying Separation” means a termination of your employment under any of the following scenarios: due to your death; due to your “Disability” (as defined in Section 7(b)(i) below); by the Company without “Cause,” as defined in the CTL Executive Plan (provided, however, that any determination of the existence of “Cause” with respect to you (x) shall be made by the Board at a meeting held for such purpose at which you shall be given an opportunity (with counsel, if you so choose) to be heard and (y) after prior written notice was given to you by the Board of the detailed facts or circumstances allegedly constituting “Cause” and the failure by you to cure such facts or circumstances to the reasonable satisfaction of the Board within 20 business days of receipt of such notice by you); or by you with “Good Reason” (as defined in Section 7(b)(ii) below).

Mr. Jeff Storey

i.    “Disability” means “disability” within the meaning of Section 22(e)(3) of the Code or any other long-term health condition that, based on a written certification from a physician selected by you, either precludes you from performing your duties full-time or would compromise your long-term physical health if you did not cease performing your duties as CEO. In the event that the condition certified by the physician qualifies you for coverage under the Company’s long-term disability policy, you will be deemed to have terminated employment due to Disability without necessity of any action by the Committee. However, if the condition does not qualify you for such coverage, the Committee, in its discretion, may either (1) accept the offered physician’s certification and deem the termination to be due to Disability or (2) request that you submit to an evaluation from a second physician of the Committee’s choosing and review that second opinion before making the determination as to whether your termination was due to Disability.

ii.    “Good Reason” means the occurrence of any of the following, without your written consent: (1) any reduction in your status, title, duties, or responsibilities as described in this Revised Letter; (2) any change in your reporting relationship so that you no longer report directly to the Board; (3) any reduction in your overall annual total target compensation (consisting of Base Salary, annual target STI opportunity, and Annual LTI grant target opportunity) or in any of those three components individually; or (4) any other material breach of this Revised Letter by the Company; provided, however, that your termination will not be considered to be with Good Reason unless (x) you provide written notice to the Board of the condition constituting Good Reason within 20 business days of its initial occurrence, (y) such condition remains uncured for at least 20 business days following the Company’s receipt of such notice, and (z) your termination occurs within one year of the initial occurrence of the condition constituting Good Reason.

8.    Retirement. For purposes of this Revised Letter, “Retirement” is defined as your voluntary termination of employment on or after age 55 with at least 10 years of service with the Company (including service with Level 3 Communications, Inc. (“Level 3”)), provided, however, that you and the Company agree that, in order for you to retire and receive the benefits described in this Section 8, you must give the Board at least 90 days’ written notice of your intent to retire (the “Notice,” and, such 90-day period, the “Notice Period”).

a.    Upon your Retirement, any outstanding, unvested Annual LTI Grants will be treated as if your “Retirement” were a “Qualifying Separation” under Section 7, except that no portion of the 2018 LTI Grant is eligible for such treatment until the first anniversary of the Grant Date. The Promotion Grant is not eligible for accelerated vesting upon Retirement.

b.    Once Notice has been given, regardless of whether the Company excuses performance during some or all of the Notice Period, you will continue to receive your regular compensation and benefits for the entirety of the Notice Period (including Base Salary, continued participation in the STI Program and continued vesting and settlement of any outstanding LTI awards through the end of the Notice Period) but you will not be eligible to receive any new Annual LTI Grants. For the avoidance of doubt, the last day of the Notice Period will be your date of Retirement regardless of whether the Company excuses performance during some or all of the Notice Period.

Mr. Jeff Storey

9.    Retirement and Welfare Benefits. You will be eligible to participate in retirement and welfare benefit plans that are generally available to other members of the Company’s senior leadership team from time to time, in accordance with the terms and conditions of those plans.

10.    Severance Plan and Change of Control Agreement. As agreed in the Original Letter, effective upon the Promotion Date, you will cease to participate in the Level 3 Communications, Inc. Key Executive Severance Plan (the “KESP”) and instead, you will be eligible to participate in the CTL Executive Plan on terms no less favorable than those that were in effect for the Company’s previous chief executive officer. You agree that, as of the Promotion Date, you waive any further rights you may have under the KESP, and that the CTL Executive Plan (together with this Revised Letter) will govern your severance rights and benefits absent a change of control of CenturyLink. In addition, your severance rights and benefits for termination in connection with a change of control of CenturyLink will be governed by a separate change of control agreement in form and substance (a) no less favorable than those that were in effect for the Company’s previous chief executive officer and (b) no less favorable than, not superseding or not otherwise inconsistent in a manner adverse to you with, this Revised Letter. This change of control agreement is a “double trigger” agreement, meaning that no severance benefits will be paid unless there is both (1) a change of control of CenturyLink and (2) either an involuntary termination not for cause or a good reason resignation (as such events are defined in the CenturyLink change of control agreement).

11.    Waiver of any Good Reason Resignation Rights Based on Terms of This Offer: As contemplated in the Original Letter, in the event that you accept this offer and are appointed as CEO effective on the Promotion Date, with the authority, duties, responsibilities and reporting requirements (including travel requirements), compensation, benefits and location described in this Revised Letter, you (a) agree that all conditions to the effectiveness of the waiver that you provided in Section 10 of the Original Letter have been fully satisfied and (b) reaffirm that you fully and voluntarily waive your rights to submit a notice of “Good Reason” termination and/or to claim severance or other benefits pursuant to the KESP, the Level 3 Communications, Inc. Stock Incentive Plan, or any other severance or equity policy or program maintained or sponsored by Level 3 or CenturyLink due to, individually or collectively, any changes in your position, authority, duties, responsibilities and reporting requirements (including travel requirements), compensation, benefits and location that are being implemented pursuant to this Revised Letter, regardless of when such changes become effective.

You acknowledge that you have had sufficient time to consider this Revised Letter and that, by accepting this offer, you also waive any additional time under the KESP or under any awards previously granted under the Level 3 Communications, Inc. Stock Incentive Plan to submit a notice of “Good Reason” termination.

12.    Executive Officer / Section 16 Officer Status: As CEO, you will continue to serve as an executive officer and Section 16 officer of CenturyLink under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As an executive officer and/or Section 16 officer, you will be required to comply with disclosure and reporting requirements outlined under the Exchange Act. Also, our current stock ownership guidelines require you to beneficially own CenturyLink stock valued at least six times your annual base salary. You will have three years after the Promotion Date to attain this stock ownership target. A representative of the Company’s legal department will provide additional information concerning these matters.

You will continue to be subject to the Company’s Policy Statement on Insider Trading (“Insider Trading Policy”), and any transactions involving CenturyLink securities will be subject to the Insider Trading Policy and applicable securities laws and regulations.

Mr. Jeff Storey

13.    Compliance with CenturyLink Policies. You acknowledge that, as an officer of the Company, you are required to comply with, and your employment will be subject to, its policies, rules and regulations, as they may be implemented or revised from time-to-time by the Board, as applicable to senior executive officers of the Company, including its Code of Conduct, which will be provided or made available to you on or prior to the Closing Date.

14.    Intellectual Property; Confidential Information; Non-Solicitation of Customers and Employees. As a condition of employment, contemporaneous with your execution of the Original Letter, you also executed a Confidentiality and Non-Solicitation Agreement (the “Covenant Agreement”), indicating your agreement to its terms regarding the protection of the Company’s intellectual property, confidential information and relationships with its customers and employees. By accepting this offer and executing this Revised Letter, you reaffirm your agreement to the terms of the Covenant Agreement and that it remains in full force and effect in accordance with its terms.

15.    Acknowledgement of No Claims Against the Company or Level 3. In connection with your continued employment and in consideration of the Company’s promises in this Revised Letter, you represent and warrant that you have no claims whatsoever against the Company or Level 3. You further acknowledge that you have received in full all salary (other than accrued salary for the current compensation period), bonus, commission, stock options, restricted shares, restricted stock units, and other compensation and benefits which, as of the date you have signed below, are due and payable to you from the Company or Level 3, except described in this Revised Letter and any accrued and unpaid benefits under any employee benefit plans in which you currently participate.

16.    Level 3 Retention Awards: The Company acknowledges that Level 3 awarded to you a long-term retention award and a short-term retention award, portions of which were payable on or on specified dates following the closing date of the merger between the Company and Level 3. The Company acknowledges that, as a result of that merger, it assumed responsibility for any remaining payments under those two retention awards and this Revised Letter does not attempt to amend or modify those awards in any way.

17. General Terms

Regardless of whether you accept or decline this offer, CenturyLink may terminate or modify the terms of your employment at any time, subject to the terms and conditions of, as applicable, the Original Letter or this Revised Letter, the CenturyLink Executive Plan, equity compensation plans, equity grant agreements, any other employee health, welfare, retirement or benefit plan, or other similar arrangements to which you may be a party.

Any rights you may have to the various benefits described in this Revised Letter are subject to your acceptance (confirmed by your signature) of the terms of this offer. This Revised Letter supersedes any prior offers, understandings or representations regarding the terms of your employment with CenturyLink, whether oral or written (including, but not limited to, the Original Letter), except as provided in Section 14. The terms of this Revised Letter cannot be altered or changed except by a written document that has been approved by the Committee and executed by both you and, on behalf of CenturyLink, me or another executive officer of the Company. Notwithstanding the foregoing, it is acknowledged and agreed that the terms of the Original Letter will continue to govern any compensation earned by you or granted to you prior to the Promotion Date, including the Cash Signing Bonus (as defined in the Original Letter, the second and final installment of which shall become payable on November 1, 2018) and the initial LTI grant described in Section 7 of the Original Letter.

All payments to you shall be subject to applicable tax withholdings.

Mr. Jeff Storey

If you have questions about this offer, please do not hesitate to contact me at [                    ]. Please return your signed acceptance or declination to [                    ] as soon as possible, but not later than fourteen days after the date of this Revised Letter. Please keep a copy of the signed document for your records.

I join the CenturyLink leadership team in welcoming you to your new role with our Company.

Sincerely,

/s/ Scott Trezise

Scott Trezise

Executive Vice President, Human Resources

Encl.

Mr. Jeff Storey

Acceptance of Offer

I have read and understand the terms of this Revised Letter and hereby accept the offer of employment and all of the terms and conditions outlined therein. By accepting this offer, I voluntarily and irrevocably waive all rights to claim that I have Good Reason to terminate my employment and obtain any benefit under the Level 3 Key Executive Severance Plan (or any other applicable plan or agreement) due to the changes in my position, responsibilities, compensation and/or work location outlined in the Revised Letter.

I understand that this waiver applies only to the terms and conditions set forth in this Revised Letter and is contingent upon my being placed in the position described in this Revised Letter with the responsibilities described in this Revised Letter. I understand that from the Promotion Date, I will be covered by the CenturyLink, Inc. Executive Severance Plan, and that any rights I might have to terminate employment with “Good Reason” will be measured against the position, responsibilities, compensation and work location set forth in this Revised Letter.

SIGNED:	/s/ Jeff Storey	DATE: May 24, 2018
Jeff Storey

Rejection of Offer

I decline the offer extended in this Revised Letter and preserve all of my rights under any applicable severance plan, policy or arrangement.

SIGNED:		DATE:
Jeff Storey